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Filed Pursuant to Rule 424(b)3
Registration Statement No. 333-111842

PROSPECTUS

7,450,265 Shares

Common Stock

        This prospectus relates to the offer and sale, from time to time, of up to 7,450,265 shares of our common stock by the selling security holders listed in the section beginning on page 7 of this prospectus as follows:

  •
  4,429,139 shares that are currently outstanding and 3,021,126 shares issuable upon the exercise of warrants issued in connection with financings we completed in May 2002, June 2003 and November 2003.

        These shares may be offered from time to time by the selling security holders through public or private transactions, on or off the American Stock Exchange, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares by the selling security holders. The selling security holders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

        Our common stock is listed on the American Stock Exchange under the symbol "IW." On April 5, 2004, the last sale price of one share of our common stock on the American Stock Exchange was $4.04 per share.

Investing in our common stock involves risks.
See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2004

i

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling security holders are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. In this prospectus, "ImageWare," "we," "us" and "our" refer to ImageWare Systems, Inc. and its subsidiaries, taken as a whole, unless the context otherwise requires.

WHERE YOU CAN GET MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at http://www.sec.gov, a website maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

        Our Common Stock is listed on the American Stock Exchange. Reports and other information concerning the Company may also be inspected at the offices of the AMEX, 86 Trinity Place, Seventh Floor, New York, NY 10006 or on the AMEX website at http://www.amex.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any such information so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

        We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13 (a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended until the offering of securities by this prospectus is completed.

  •
  Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

  •
  Current Report on Form 8-K, filed with the SEC on February 9, 2004; and

  •
  The description of our Common Stock which is contained in the Company's Registration Statement on Form 8-A filed on March 21, 2000, including any amendment or report filed for the purpose of updating such description.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

        ImageWare Systems, Inc.
10883 Thornmint Road
San Diego, CA 92127
Attn: Corporate Secretary
(858) 673-8600

ii

IMAGEWARE SYSTEMS, INC.

        We utilize our digital imaging technology to provide stand alone, networked and web-based software solutions for secure credentials, biometrics, law enforcement and professional photography. Our secure credential solutions enable the development of secure IDs & credentials, driver's licenses, passports, national IDs, access control products, and custom, biometric-based solutions for the aviation, transportation, government, education and private sectors. Our law enforcement/public safety solutions provide comprehensive digital mugshot, booking, facial recognition, data sharing composite sketching and investigative technologies for federal, state and local government/law enforcement agencies. Our professional photography solutions provide stand alone and Web-based technology to capture, enhance, manage and print digital images for professional photographers, photography studios and photo labs.

        Our law enforcement solutions group provides solutions which enable agencies to quickly capture, archive, search, retrieve, and share digital photographs and criminal history records on a stand alone, networked, wireless or web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our C.R.I.M.E.S. system consists of seven software modules: Crime Capture System (consisting of the Capture Module and the Retrieval Module), which provides a criminal booking system and related database; Face ID, which uses biometric facial recognition to identify suspects; Suspect ID, which facilitates the creation of full-color, photo-realistic suspect composites; Crime Lab, which allows officers to enhance and edit digital images; and Vehicle ID, which helps officers identify motor vehicles stolen or involved in a crime. In addition, we offer Crime Web, which provides access to centrally stored records over the Internet in a connected or wireless fashion, Pocket CCS which enables access to centrally stored records while in the field on a handheld Pocket PC compatible device, and central repository services which allows for inter-agency data sharing on a local, regional, and/or national level.

        Our ID solutions group provides solutions that empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging in the production of photo identification cards, documents and identification badging systems. Our sales in the digital identification market were developed through our acquisitions of ITC, Goddard and G & A (discussed below). Our products in this market consist of EpiSuite, EpiWeb, EpiWeb Enterprise, Identifier for Windows, ID Card Maker, Winbadge NT and Winbadge Aviation. These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.

        Our Digital Photography group produces a suite of software for the professional photography market. The software allows professional photographers to digitally capture images, manipulate them to create a custom package or layout, then store the images with an associated database. They can then print the digital images themselves or send them via the Internet or CD to a professional lab for processing. Our products include PC Pro, PC Event, PDI School Days+, PDI Studio, PDI Pro Lab and PDI Green Screen. Our customers use the software products in a wide variety of ways including retail studio environments, on-location event photography and "picture day" at schools and day care centers. Our software products are sold through a dealer network and directly to major accounts. The PDI group also operates an e-commerce service, Picturemore.com, used by professional photographers to allow their customers to order re-prints and various service items. Our sales in the digital photography market were developed as a result of our acquisition of Castleworks and E-Focus West in August, 2001.

        The terrorist attacks on September 11, 2001 impacted all three of our business segments. The law enforcement and digital identification markets, although seen as markets which would ultimately benefit from increased spending on security, were negatively impacted in 2002 by the tendency for the delay in purchasing decisions, awaiting guidance and funding from the government. The attacks slowed the economy in general which had a negative impact on our professional photography segment. As we recognized the impact September 11 was having on our markets we continued our efforts to reduce costs through continued consolidation of our businesses and cost reduction. In early 2002 we closed our Massachusetts offices and moved the digital ID operations that were housed in that facility into our South Carolina offices. In late 2002 we closed our Costa Mesa, California facility which housed our professional photography systems business and moved those operations into our facility in San Diego, California.

        On January 29, 2004, we completed a private placement, which involved the sale of units consisting of one share of common stock and a warrant to purchase 0.20 shares of common stock. Each unit was priced at $3.65. The warrants, which are first exercisable six-months after the closing date, have a five-year term and an exercise price of $5.48 per share. As a result of this transaction, we issued an aggregate of approximately 1,818,000 new shares of common stock and warrants to purchase up to approximately 364,000 shares of common stock. In connection with this transaction, we also issued to certain placement agents warrants to purchase an additional approximately 199,000 shares of common stock. We raised approximately $6.6 million from the private placement, and expect to use the net proceeds for working capital.

        As of January 30, 2004, there were 11,765,816 shares of our common stock outstanding. There were also 249,400 shares of our Series B Preferred Stock outstanding, which were convertible into 60,341 shares of common stock. In addition, as of January 30, 2004, we had the following warrants outstanding: (i) warrants issued in connection with our initial public offering to purchase an aggregate of 1,981,050 shares of common stock at an exercise price per share of $12.00; and (ii) warrants to purchase 4,340,361 shares of common stock at various exercise prices ranging from $2.11 to $16.46, with a weighted average exercise price of $4.01 per share.

        Our principal executive offices are located at 10883 Thornmint Road, San Diego, CA 92127. Our telephone number is (858) 673-8600.

RISK FACTORS

        This offering involves a high degree of risk. You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information in this prospectus, including our financial statements and the related notes. Except for historical information, the information in this prospectus contains "forward-looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus. The risks described below address some of the factors that may affect our future operating results and financial performance.

WE HAVE A HISTORY OF SIGNIFICANT RECURRING LOSSES TOTALLING APPROXIMATELY $46.0 MILLION, AND THESE LOSSES MAY CONTINUE IN THE FUTURE.

        As of December 31 2003, we had an accumulated deficit of $46.0 million, and these losses may continue in the future. We may need to raise capital to cover these losses, and financing may not be available to us on favorable terms. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability and may never achieve profitability.

THE HOLDERS OF OUR PREFERRED STOCK HAVE CERTAIN RIGHTS AND PRIVILEGES THAT ARE SENIOR TO THE COMMON STOCK AND WE MAY ISSUE ADDITIONAL SHARES OF PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE MARKET VALUE OF THE COMMON STOCK.

        Our Board of Directors has the authority to issue a total of up to 4,000,000 shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common shareholders, without any further vote or action by you and the other common shareholders. Your rights will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. Preferred stock also could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of ImageWare. This could delay, defer, or prevent a change in control. Furthermore, holders of preferred stock may have other rights, including economic rights, senior to the common stock. As a result, their existence and issuance could have a material adverse effect on the market value of the common stock. We have in the past issued, and, may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences, or privileges senior to the common stock.

        The provisions of our outstanding Series B Preferred Stock prohibit the payment of dividends on the common stock unless the dividends on those preferred shares are first paid. In addition, upon a liquidation, dissolution or sale of ImageWare's business, the holders of the Series B Preferred Stock will be entitled to receive, in preference to any distribution to the holders of common stock, initial distributions of $2.50 per share, plus all accrued but unpaid dividends.

        Pursuant to the terms of our Series B Preferred Stock we are obligated to pay cumulative cash dividends on shares of Series B Preferred Stock from legally available funds at the annual rate of $0.2125 per share, payable in two semi-annual installments of $0.10625 each, which cumulative dividends must be paid prior to payment of any dividend on our Common Stock. As of December 31, 2003, the Company had cumulative undeclared dividends of approximately $168,000.

WE DEPEND UPON A SMALL NUMBER OF LARGE SYSTEM SALES RANGING FROM $300,000 TO IN EXCESS OF $1,000,000, AND WE MAY FAIL TO ACHIEVE ONE OR MORE LARGE SYSTEM SALES IN THE FUTURE.

        In the past three years we have derived a substantial portion of our revenues from a small number of sales of large, relatively expensive systems, typically ranging in price from $300,000 to in excess of $1,000,000. As a result, if we fail to receive orders for these large systems in a given sales cycle on a consistent basis, our business could be significantly harmed. Further, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, large system sales will occur in a given year. As a result, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. In some future quarters our operating results may be below the expectations of securities analysts and investors, in which case the market price of our common stock may decrease significantly.

OUR LENGTHY SALES CYCLE MAY CAUSE US TO EXPEND SIGNIFICANT RESOURCES FOR AS LONG AS ONE YEAR IN ANTICIPATION OF A SALE, YET WE STILL MAY FAIL TO COMPLETE THE SALE.

        When considering the purchase of a large computerized booking or identification system, a government agency may take as long as a year to evaluate different systems and obtain approval for the purchase. If we fail to complete a sale, we will have expended significant resources and received no revenue in return. Generally, agencies consider a wide range of issues before committing to purchase our products, including product benefits, ability to operate with their current systems, product reliability and their own budgetary constraints. While potential customers are evaluating our products and before they place an order with us, we may incur substantial selling costs and expend significant management effort to accomplish a sale.

A SIGNIFICANT NUMBER OF OUR CUSTOMERS ARE GOVERNMENT AGENCIES THAT ARE SUBJECT TO UNIQUE POLITICAL AND BUDGETARY CONSTRAINTS AND HAVE SPECIAL CONTRACTING REQUIREMENTS WHICH MAY AFFECT OUR ABILITY TO OBTAIN NEW GOVERNMENT CUSTOMERS.

        A significant number of our customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that may frequently occur relating to the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments may be substantially delayed. In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Common requirements in government contracts include bonding requirements, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty, and provisions permitting the agency to perform investigations or audits of our business practices.

WE MAY FAIL TO CREATE NEW APPLICATIONS FOR OUR PRODUCTS AND ENTER NEW MARKETS, WHICH MAY AFFECT OUR FUTURE SUCCESS.

        We believe our future success depends in part on our ability to develop and market our technology for applications other than booking systems for the law enforcement market. If we fail in these goals, our business strategy and ability to generate revenues and cash flow would be significantly impaired. We intend to expend significant resources to develop new technology, but the successful development of new technology cannot be predicted and we cannot guarantee we will succeed in these goals.

WE OCCASIONALLY RELY ON SYSTEMS INTEGRATORS TO MANAGE OUR LARGE PROJECTS, AND IF THESE COMPANIES DO NOT PERFORM ADEQUATELY, WE MAY LOSE BUSINESS.

        We are occasionally a subcontractor to systems integrators who manage large projects that incorporate our systems, particularly in foreign countries. We cannot control these companies, and they may decide not to promote our products, or they may price their services in such a way as to make it unprofitable for us to continue our relationship with them. Further, they may fail to perform under agreements with their customers, in which case we might lose sales to these customers. If we lose our relationships with these companies, our business may suffer.

WE DO NOT HAVE U.S. OR FOREIGN PATENT PROTECTION FOR OUR PRODUCTS, AND A COMPETITOR MAY BE ABLE TO REPLICATE OUR TECHNOLOGY.

        Our business is based in large part on our technology, and our success depends in part on our ability and efforts to protect our intellectual property rights. If we do not adequately protect our intellectual property through copyrights and various trade secret protections afforded to us by law, our business will be seriously harmed. We do not have patent protection for our products.

        We license certain elements of our trademarks, trade dress, copyright and other intellectual property to third parties. We attempt to ensure that our rights in our trade names and the quality of third party uses of our names are maintained by these third parties. However, these third parties may take actions that could significantly impair the value of our intellectual property and our reputation and goodwill.

        In addition, international intellectual property laws differ from country to country. Any foreign rights we have in our technology are limited by what has been afforded to us under the applicable foreign intellectual property laws. Also, under the laws of certain foreign jurisdictions, in order to have recognizable intellectual property rights, we may be required to file applications with various foreign agencies or officials to register our intellectual property. Accordingly, our ability to operate and exploit our technology overseas could be significantly hindered.

WE HAVE ACQUIRED SEVERAL BUSINESSES AND FACE RISKS ASSOCIATED WITH INTEGRATING THESE BUSINESSES AND POTENTIAL FUTURE BUSINESSES THAT WE MAY ACQUIRE.

        We completed the acquisitions of several companies and we plan to continue to review potential acquisition candidates, and our business and our strategy includes building our business through acquisitions. However, acceptable acquisition candidates may not be available in the future or may not be available on terms and conditions acceptable to us. Acquisitions involve numerous risks, including among others, difficulties and expenses incurred in the consummation of acquisitions and assimilation of the operations, personnel and services and products of the acquired companies. Additional risks associated with acquisitions include the difficulties of operating new businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. If we do not successfully integrate the businesses we may acquire in the future, our business will suffer.

WE OPERATE IN FOREIGN COUNTRIES AND ARE EXPOSED TO RISKS ASSOCIATED WITH FOREIGN POLITICAL, ECONOMIC AND LEGAL ENVIRONMENTS AND WITH FOREIGN CURRENCY EXCHANGE RATES.

        With our acquisition of G & A, we have significant foreign operations and are accordingly exposed to risks, including among others, risks associated with foreign political, economic and legal environments and with foreign currency exchange rates. Our results may be adversely affected by, among other things, changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversions, remittance abroad and rates and methods of taxation.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Factors that could cause or contribute to such differences include, but are not limited to the items discussed under "Risk Factors" and other sections of this prospectus and the documents we incorporate by reference. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

        Because the "Risk Factors" referred to above, as well as additional factors discussed throughout this prospectus and the documents we incorporate by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SELLING SECURITY HOLDERS

Background

May 2002 Financing

        On May 22, 2002, we completed a $2 million senior secured convertible debt financing transaction (the "May 2002 Financing"). In connection with this financing, we issued a warrant (the "2002 Warrant") exercisable on or before May 22, 2007, to acquire 150,000 shares of our common stock at an exercise price per share of $4.74. The exercise price of the 2002 Warrant is subject to adjustment as set forth below under the heading Adjustment to Warrant Price. As a result of the antidilution provisions contained in the 2002 Warrant, the warrant is currently exercisable for 200,281 shares of our common stock at an exercise price of $3.55 per share.

March 2003 Financing

        On March 13, 2003, we issued certain subordinated promissory notes (the "Notes") that were convertible into shares of our common stock at a conversion price of $1.90 per share. The conversion price of the Notes was subject to adjustment in the event that we effected a stock split, combination or like transaction. Pursuant to the terms of the Notes, we were required to make semi-annual interest payments to the holders of the Notes at a rate of 8 1/2% per annum. The Notes would have been due and payable as of April 15, 2005 if the Notes were not converted into shares of our common stock prior to that date. Pursuant to the terms of the Notes and at the request of the holders thereof, the Notes were subsequently converted into 334,392 shares of our common stock at a conversion price of $1.90 per share.

        In connection with the issuance of these Notes, we issued 25,263 shares of our common stock to JMR, Inc. ("JMR") as consideration for finder services rendered by JMR in connection with the issuance of the Notes.

June 2003 Financing

        On June 13, 2003, we entered into another convertible debt financing transaction. In connection with this financing, we issued warrants (the "June Warrants"), exercisable on or before June 13, 2009, to acquire 1,600,000 shares of our common stock at an exercise price per share of $2.11 per share. The exercise price of the June Warrants is subject to adjustment as set forth below under the heading Adjustments to Warrant Price. The exercise price of the June Warrants is currently $2.11 per share.

November 2003 Financing

        On November 14, 2003, we entered into separate Securities Purchase Agreements in separate transactions with certain of the selling security holders (the "Securities Purchase Agreements"). Under the terms of the Securities Purchase Agreements, we sold, for an aggregate of $6,999,512 in cash proceeds, an aggregate of 4,069,484 shares of our common stock, together with warrants, exercisable on or before December 3, 2008, to purchase an additional aggregate 813,897 shares of our common stock at an exercise price of $2.58 per share (the "November Warrants"). The exercise price of the November Warrants is subject to adjustment as set forth below under the heading Adjustments to Warrant Price. In connection with these private placements, we also issued to the placement agents warrants in a form substantially similar to the November Warrants to purchase an additional 406,948 shares of our common stock. In connection with these financings, the American Stock Exchange granted our request for an exception to its shareholder approval requirements. We sent a letter to our shareholders describing these transactions and the circumstances surrounding the exception. A copy of the letter was filed with a Form 8-K with the U.S. Securities and Exchange Commission.

Registration Rights Agreements

        In connection with the transactions described above, we entered into separate registration rights agreements with certain of the selling security holders. The registration rights agreement that we entered into in connection with the May 2002 Financing provides certain demand registration rights to the parties to the registration rights agreement, and provides that if we seek to register any shares of our capital stock with the Securities and Exchange Commission (the "Commission"), whether or not for our own account, we will register, among other things, the shares of capital stock into which the 2002 Warrants are exercisable. The registration rights and related agreements we entered into in connection with the June 2003 financing provides that we will prepare and file with the Commission a registration statement covering the resale of all of the securities issuable upon exercise of the June Warrants. The separate registration rights agreements we entered into with certain of the selling security holders in connection with the Securities Purchase Agreements each provides that we will prepare and file with the Commission a registration statement covering the resale of all of the securities that we sold and issued pursuant to the applicable Securities Purchase Agreement.

Adjustments to Warrant Price and Conversion Price

        The exercise prices of the 2002 Warrant, June Warrants and November Warrants are subject to adjustment in the event we effect a stock split, combination or like transaction. In addition, subject to the limitations described in the next paragraph, if we were to issue, or deemed to have issued, additional shares of stock for consideration per share less than the exercise price of the 2002 Warrant, June Warrants or November Warrants, respectively, then in effect (each a "Dilutive Issuance"), the exercise price of the 2002 Warrant, June Warrants or November Warrants, as the case may be, would be automatically reduced to an amount equal to the consideration per share at which we issued the additional shares of stock. In the event of any adjustment to the exercise price of the 2002 Warrant or June Warrants, the number of shares of common stock issuable upon exercise of the 2002 Warrant or June Warrants, as applicable, would be simultaneously and proportionately adjusted.

        However, unless and until we obtain shareholder approval, no adjustment will be made to the exercise price of the 2002 Warrant in connection with a Dilutive Issuance if such adjustment would cause the maximum number of shares of common stock issuable pursuant to the 2002 Warrant to exceed the maximum number of shares of common stock that we are permitted to issue without such shareholder approval, pursuant to and in compliance with the American Stock Exchange Listing Standards, Policies and Requirements (the "AMEX Listing Requirements"), or any successor provisions, so long as the common stock is listed on the American Stock Exchange or a successor exchange. Similarly, unless and until we obtain shareholder approval, no adjustment will be made to the exercise price of the June Warrants in connection with a Dilutive Issuance if such adjustment would cause the maximum number of shares of common stock issuable pursuant to the June Warrants and the 2002 Warrant to exceed the maximum number of shares of common stock that we are permitted to issue without such shareholder approval, pursuant to and in compliance with the AMEX Listing Requirements, or any successor provisions, so long as the common stock is listed on the American Stock Exchange or a successor exchange.

Table

        The table below presents information regarding the selling securityholders and the shares that they may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the listed selling security holders and reflects holdings as of November 24, 2003. The term "selling security holders" includes the security holders listed below and their transferees, pledgees, donees or other successors. The table assumes that the selling security holders will sell all of the shares offered under this prospectus. However, because the selling security holders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling security holders or that will be held by the selling security holders after completion of the sales. Information concerning the selling security holders may change from time to time. Changed information will be presented in a supplement to this prospectus if and when necessary and required.

        The applicable percentages of ownership shown in the table below are based on an aggregate of 9,918,529 shares of our common stock issued and outstanding on December 19, 2003. This number does not include 269,400 shares of Series B Preferred Stock outstanding and entitled to vote.

			Shares Beneficially Owned After Offering
	Shares Held or Acquirable Prior to Offering	Number of Shares Being Offered
Security Holders			Number	Percent
Alfred Abiouness(1)	148,600	87,600	61,000	*
Marian L. Acree(1)	52,600	27,600	25,000	*
Ardmore Blouses, Inc. Retirement Plan, Alan Wolf and Michael Wolf, Trustees(1)	17,400	17,400	0	0%
William C. Bartholomay(1)	81,600	51,600	30,000	*
Richard Bergum(1)	10,960	6,960	4,000	*
Fiserv Securities Inc. A/C/F Paul Berkman STD IRA(1)	24,971	18,000	6,971	*
Fiserv Securities Inc. A/C/F Hartley Bernstein(1)	34,800	34,800	0	0%
Joseph Bianco SEP IRA(1)	18,000	18,000	0	0%
Edwin R. Bindseil(1)	7,945	6,960	985	*
Russel F. Bonasso(1)	11,960	6,960	5,000	*
Timothy Borne(1)	10,440	10,440	0	0%
Broadway Partners LLC(1)(5)	25,971	24,000	1,971	*
Bru Holding Co. LLC(1)(6)	358,600	207,600	151,000	1.52%
Warren G. Bulman(1)	24,925	10,440	14,485	*
Carcap Co. LLC(1)(7)	108,000	108,000	0	0%
CCJ TR ST Vincent TR SVC Ltd TTEE DTD 1/27/93(1)	121,341	62,400	58,941	*
Chann-Zai LLC(1)(8)	6,960	6,960	0	0%
M. Robert Ching, Trustee of the M. Robert Ching & Phyllis Ching Living Trust U/A/D 6/15/95(1)	79,600	69,600	10,000	*
Marc Cohen(1)	12,440	10,440	2,000	*
Corman Foundation Inc.(1)(9)	107,000	42,000	65,000	*
Scott Crowther, Sr.(1)	35,678	19,200	16,478	*
George R. Dick & JoAnn L. Dick(1)	28,985	18,000	10,985	*
Donald Ekman(1)	62,400	62,400	0	0%
Glen Emig(1)	13,200	13,200	0	0%
Hargreave-Hale Nominees Ltd.(1)(10)	34,800	34,800	0	0%
Jorge Gardyn and Catherine M. Gardyn JT WROS(1)	14,400	14,400	0	0%
Gilcy Partners Inc.(1)(11)	17,400	17,400	0	0%
Bonnie Goldberg & David Goldberg JTTEN WROS(1)	16,960	6,960	10,000	*
Stanley Goldberg, Trustee & Lynn G. Intrater, Trustee, Stanley Goldberg Revocable Trust(1)	83,331	45,360	37,971	*
Marvin Goldstein and Sheryl Goldstein JTTEN WROS(1)	15,340	10,440	4,900	*
NOW Electronics Inc. 401(k) P/S/P FBO Aaron Goodridge(1)	17,400	17,400	0	0%
Sean Greene(1)	38,000	24,000	14,000	*
Harvey Greenfield(1)	32,600	27,600	5,000	*
John J. Harte, Trustee(1)	39,900	17,400	22,500	*
J.E. Deck, LLC(1)(12)	18,385	17,400	985	*

JR Squared, LLC(1)(13)	210,000	210,000	0	0%
James Jacobs(1)	11,960	6,960	5,000	*
Jaor Inc.(1)(14)	22,931	6,960	15,971	*
Fiserv Securities Inc A/C/F Joseph S. Kashi CON IRA(1)	16,960	6,960	10,000	*
Harvey Kohn SEP IRA(1)	134,431	62,400	72,031	*
Steven A. Kohn & Karen J. Kohn, Trustees of the Kohn Family Revocable Trust(1)	10,440	10,440	0	0%
David Krathen and Fran Krathen JT WROS(1)	40,400	17,400	23,000	*
Ronald M. Krinick(1)	72,600	34,800	37,800	*
Little Bear Investments, LLC(1)(15)	120,000	120,000	0	0%
L.W. Marjac LLC(1)(16)	31,650	24,000	7,650	*
Joseph N. Lowe and Beva Lowe JT WROS(1)	30,400	20,400	10,000	*
William J. Mannion(1)	13,800	13,800	0	0%
Ted Marcucilli and Judy Marcucilli JT WROS(1)	20,000	18,000	2,000	*
John C. McNabney & Joyce L. McNabney JT WROS(1)	16,080	16,080	0	0%
Robert J. Molleur(1)	24,900	20,400	4,500	*
Joan Morris(1)	20,440	10,440	10,000	*
Gayle Mosenson(1)	13,800	13,800	0	0%
David M. Muffet(1)	21,000	12,000	9,000	*
Kay Murcer(1)	4,800	4,800	0	0%
John O'Mahony(1)	29,000	24,000	5,000	*
Dennis Pudvah and Emma Pudvah JTTEN(1)	12,000	12,000	0	0%
Dave Roush(1)	43,500	36,000	7,500	*
Alan Rubin(1)	69,600	69,600	0	0%
Richard Santulli(1)	134,990	27,600	107,390	1.08%
David Schlotterback, Trustee, David Schlotterback Trust U/A Dtd 4/9/93(1)	16,140	10,440	5,700	*
Fiserv Securities Inc. A/C/F Joel M. Schoenfeld CON IRA(1)	19,971	18,000	1,971	*
Shadow Capital LLC(1)(17)	25,356	17,400	7,956	*
Ronald Shapiro & Susan Shapiro(1)	12,960	6,960	6,000	*
Jerome Silverstein(1)	20,400	20,400	0	0%
Robert Spira(1)	17,400	17,400	0	0%
George Steller, TTEE NOW Electronics Inc 401(k) P/S/P FBO George Steller(1)	13,800	13,800	0	0%
Fiserv Securities Inc. A/C/F Cary W. Sucoff CON IRA(1)(18)	38,956	18,000	20,956	*
Jeffrey Sucoff(1)	17,400	17,400	0	0%
Fiserv Securities Inc. C/F John R. Swingle(1)	11,160	11,160	0	0%
Trude Taylor(1)	76,771	34,800	41,971	*
Valkyrie Leasing LLC(1)(19)	139,200	139,200	0	0%
Vertical Ventures LLC(1)(20)	120,000	120,000	0	0%
Donald White and Joan White JT WROS(1)	24,000	24,000	0	0%
Bristol Investment Fund, Ltd.(1)(21)	174,419	174,419	0	0%
CD Investment Partners, Ltd.(4)	174,419	174,419	0	0%
Core Fund, L.P.(1)(22)	210,496	208,096	2,400	*
Crestview Capital Fund II, L.P.(1)(23)	1,130,448	1,130,448	0	0%

Gruber & McBaine International(1)(24)	275,640	224,740	50,900	*
J. Patterson McBaine(1)	116,532	116,532	0	0%
Jon D. Gruber & Linda W. Gruber(1)	116,532	116,532	0	0%
Lagunitas Partners(1)(25)	835,518	707,518	128,000	1.29%
Mark W. Lamb(2)(26)	3,377	3,377	0	0%
Bill Corbett(2)(26)	21,621	21,621	0	0%
Gary Shemano(2)(26)	89,023	89,023	0	0%
Reed Freyermuth(2)(26)	6,225	6,225	0	0%
David N. Baker(2)(26)	2,625	2,625	0	0%
Scott Cacchione(2)(26)	3,377	3,377	0	0%
Michael R. Jacks(2)(26)	77,240	77,240	0	0%
Ronit Sucoff(1)	134,486	134,486	0	0%
Helen Kohn(1)	245,329	245,329	0	0%
Lisa Sucoff(1)	24,500	24,500	0	0%
Diana Anderson(1)	4,500	4,500	0	0%
Mary Ellen Spedale(1)	3,744	3,744	0	0%
Howard Sterling(1)	10,174	10,174	0	0%
Loius Trust(1)	45,785	45,785	0	0%
Targhee Trust(2)(27)	45,785	45,785	0	0%
Perseus 2000, LLC(2)(28)	200,282	200,282	0	0%
William A. Boyd(3)	27,866	27,866	0	0%
Case Holding Co., Inc.(3)(29)	27,866	27,866	0	0%
Ralph G. Cranmer(3)	55,732	55,732	0	0%
Richard J. Cranmer(3)	55,732	55,732	0	0%
Allan C. Sorensen(3)	27,866	27,866	0	0%
Julius A. Nicolai(3)	27,866	27,866	0	0%
Stanley and Bonnie Schweiger(3)	27,866	27,866	0	0%
Eli Shapiro Revocable Trust(3)	55,732	55,732	0	0%
Allen C. Sorensen(3)	27,866	27,866	0	0%
JMR, Inc.(3)(30)	25,263	25,263	0	0%
Michael Jacks(2)	100,000	100,000	0	0%
Alan Shapiro & Judy Shapiro Trustees t/v/a Judy Shapiro dtd 5/15/2001(2)	100,000	100,000	0	0%
Ira Genold Bassin Trustee g/b/b Ira Bassin Revocable Living Trust u/a/d 7/14/2004(2)	100,000	100,000	0	0%
Laurus Master Fund, Ltd.(2)(31)	578,313	578,313	0	0%

*
less than 1%

(1)
The number of shares being offered consists of outstanding shares of common stock held by the selling security holder and shares of common stock issuable upon exercise of one or more warrants held by the selling security holder.

(2)
The number of shares being offered consists of shares of common stock issuable upon conversion of warrants.

(3)
The number of shares being offered consists of shares of our common stock held by the selling security holder.

(4)
The number of shares being offered consists of outstanding shares of common stock held by the selling security holder and shares of common stock issuable upon exercise of one or more warrants held by the selling security holder. CD Capital Management LLC, as the investment manager of CD Investment Partners, Ltd., and John D. Ziegelman, as President of CD Capital Management LLC, each may be deemed to have beneficial ownership of the registered shares.

(5)
Jeffrey Cohen, Stephanie Cohen Rubin, Allyson Cohen Shapiro, Gabrielle Cohen and Jaclyn Cohen have voting and investment control of the securities held by Broadway Partners LLC.

(6)
Bruce E. Toll has voting and investment control of the securities held by Bru Holding Co. LLC.

(7)
Richard P. Carney and Jean M. Carney have voting and investment control of the securities held by Carcap Co. LLC.

(8)
Dean M. Willard has voting and investment control of the securities held by Chann-Zai LLC.

(9)
James F. Corman, Chuck Dettling and Jane D. Corman have voting and investment control of the securities held by Corman Foundation Inc.

(10)
Michael Withers has voting and investment control of the securities held by Hargreave-Hale Nominees Ltd.

(11)
Aaron Cohen has voting and investment control of the securities held by Gilcy Partners Inc.

(12)
Philip Collins has voting and investment control of the securities held by J.E. Deck, LLC.

(13)
Jeffrey Markowitz and Richard Friedman have voting and investment control of the securities held by JR Squared, LLC.

(14)
Jim Jacobs and David Orlinsky have voting and investment control of the securities held by Jaor Inc.

(15)
Zachary Prensley and Jeffrey Mann have voting and investment control of the securities held by Little Bear Investments, LLC.

(16)
Alan Zunamon has voting and investment control of the securities held by L.W. Marjac LLC.

(17)
B. Kent Garlinghouse has voting and investment control of the securities held by Shadow Capital LLC.

(18)
Fiserv Securities Inc. A/C/F Cary W. Sucoff CON IRA is or may be an affiliate of a registered broker-dealer. We have been informed by Fiserv Securities Inc. A/C/F Cary W. Sucoff CON IRA that it acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired such securities, it had no agreement or understanding, direct or indirect, with any person to distribute such securities.

(19)
Charles Simonyi has voting and investment control of the securities held by Valkyrie Leasing LLC.

(20)
Joshua Silverman has voting and investment control of the securities held by Vertical Ventures LLC.

(21)
Paul Kessler has voting and investment control of the securities held by Bristol Investment Fund, Ltd.

(22)
Core Fund, L.P. is or may be an affiliate of a registered broker-dealer. We have been informed by Core Fund, L.P. that it acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired such securities, it had no agreement or understanding, direct or indirect, with any person to distribute such securities. David N. Baker has voting and investment control of the securities held by Core Fund, L.P.

(23)
Richard Levy has voting and investment control of the securities held by Crestview Capital Fund II, L.P.

(24)
Gruber & McBaine Capital Management is the financial advisor for Gruber & McBaine International and has full voting and dispositive power over investments. Jon D. Gruber and J. Patterson McBaine are managers of Gruber & McBaine Capital Management and oversee investment activity.

(25)
Gruber & McBaine Capital Management is the financial advisor for Lagunitas Partners and has full voting and dispositive power over investments. Jon D. Gruber and J. Patterson McBaine are managers of Gruber & McBaine Capital Management and oversee investment activity.

(26)
The selling security holder is or may be an affiliate of a registered broker-dealer. We have been informed by each selling security holder that such selling security holder acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired the securities, it had no agreement or understanding, direct or indirect, with any person to distribute such securities.

(27)
Kim Sands, trustee, has voting and investment control of the securities held by Targhee Trust.

(28)
Frank H. Pearl may be deemed to have shared voting power and deemed control over the shares through his investments in Perseus, L.L.C., an entity which, through certain subsidiaries, controls the selling security holder.

(29)
Cy J. Case, Peter Casoria and Joyce Rose have voting and investment control of the securities held by Case Holding Co., Inc.

(30)
J. Michael Reisert has voting and investment control of the securities held by JMR, Inc.

(31)
David Grin has voting and investment control of the securities held by Laurus Master Fund, Ltd.

PLAN OF DISTRIBUTION

        The Selling Stockholders (the "Selling Stockholders") of the common stock ("Common Stock") of ImageWare Systems, Inc. (the "Company") and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

        Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each of the Selling Stockholders has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

        The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify each of the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each of the Selling Stockholders has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by each of the Selling Stockholders.

        We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect, The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed each of them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale by the Selling Stockholders of any of the shares of common stock covered by this prospectus. All proceeds from the resale of shares of our common stock described in this prospectus will be for the accounts of the Selling Stockholders.

LEGAL MATTERS

        The validity of the securities being offered hereby will be passed upon on our behalf by Cooley Godward LLP, 4401 Eastgate Mall, San Diego, CA 92121.

EXPERTS

        The financial statements of ImageWare Systems, Inc. as of December 31, 2002 and for the year ended December 31, 2002 incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2003, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of ImageWare Systems, Inc. as of December 31, 2003 and for the year ended December 31, 2003 incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2003, have been so incorporated in reliance on the report of Stonefield Josephson, Inc., independent accountants, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

        Our Amended and Restated Articles of Incorporation eliminate the personal liability of our directors for monetary damages upon breach of fiduciary duties as a director except:

  •
  acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

  •
  acts or omissions that the director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

  •
  any transaction from which a director derived an improper personal benefit;

  •
  acts or omissions that show a reckless disregard for the director's duty in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

  •
  an unexcused pattern of inattention that amounts to an abdication of the director's duty;

  •
  unlawful dividends or distributions; and

  •
  for unlawful interested director transactions.

        Article VI of our Bylaws permits us to indemnify any of our directors, officers and other agents who are a party, or are threatened to be made a party, to any proceeding by reason of his or her status as our agent. In such a case, we may indemnify the agent against expense, liability and loss actually and reasonably incurred by the agent in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

        If such a proceeding is brought by or on behalf of the corporation in the form of a derivative suit, the agent may be indemnified against expenses actually and reasonably incurred if the agent acted in good faith, in a manner reasonably believed to be in the best interests of the corporation, and with reasonable care. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to the corporation unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        Where an agent is successful in any such proceeding, the agent is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless by court order), indemnification is made by the corporation upon determination by it that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct. We may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the agent is not eligible for indemnification.

        Our Bylaws also provide that we may purchase and maintain liability insurance on behalf of any of our directors, officers, employees and agents. As of the date of this prospectus, we do maintain such policies of insurance.

        We have entered into indemnification agreements with each of our directors and officers, a form of which is incorporated by reference to this Registration Statement of which this prospectus is a part. We intend to enter into indemnification agreement with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

        Insofar as indemnification by us for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the provisions referenced in this prospectus or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

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Table of Contents
WHERE YOU CAN GET MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
RISK FACTORS
FORWARD-LOOKING STATEMENTS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES